Exhibit 99

IKON ANNOUNCES RESULTS FOR
THE FIRST QUARTER OF FISCAL 2004

Earnings on Track with Company’s Expectations

Growth in Sales of Color Technologies Hits Record High

Valley Forge, Pennsylvania – January 29, 2004 – IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today reported results for the first quarter of its fiscal year which ends on September 30, 2004. Net income was $27.7 million, with earnings per diluted share for the first quarter of $.18, on track with the Company’s expectations of $.17 to $.19 for the quarter.

Total revenues were $1.14 billion for the first quarter of Fiscal 2004, representing a decline of 1.8% from the same period a year ago. Sales of total copier/printer equipment, which is reported in Net Sales, was flat for the quarter compared to the prior year, as softness in lower-segment black & white was offset by exceptional growth in color. Sales of color technologies grew by approximately 45% from the prior year, as higher quality and more affordably priced products introduced by both Canon and Ricoh throughout 2003 continue to drive the acceptance of color into the workplace. Year-to-year declines in total revenues were attributable to technology hardware, supplies and equipment service declines, which performed as expected for the first quarter. Foreign currency translation provided a 1.9% benefit compared to the prior year.

“We started off the new fiscal year with some exciting strategic developments, and earnings results that were on track with our first quarter expectations,” stated Matthew J. Espe, IKON’s Chairman and Chief Executive Officer. “In the first quarter, we made important advances in our balanced approach for growing shareholder value through enhanced growth platforms, operational efficiencies, and improved financial flexibility. In addition, we made two additions to our board of directors, which expands our expertise in the areas of global marketing, distribution, and finance.

“For example, to strengthen our growth platforms centered on supplier integration, we announced an expanded relationship with HP becoming their national distribution partner for delivering document management services and HP’s new networked, multifunction peripherals. In the area of channel expansion, we continued to broaden our market reach beyond the middle market, tripling the resources dedicated to our national accounts program. In the first quarter, we continued to accumulate new multi-million dollar, long-term contract wins in our national accounts program, contributing to a more than 40% increase in revenues attributable to these customers over the prior year. To ensure we continue to seize the opportunities in color, the fastest-growing segment of the copier/printer market, we launched the IKON CPP 8050, a next-generation, high-speed digital color printing and copying system co-branded with Konica-Minolta. Combined with IKON’s powerful mix of color technologies from Canon and Ricoh, IKON’s color portfolio is unmatched, and early results give us added confidence that this product will be a great contributor to strong color performance for Fiscal 2004.

“We also made substantial progress in improving our financial flexibility in the first quarter of Fiscal 2004. In December, we announced an agreement with GE Vendor Financial Services, which will effectively transition IKON out of the captive leasing business in the U.S. and Canada. This transaction, expected to close in the second quarter of Fiscal 2004, unleashes the value of our captive leasing organization while substantially transforming our balance sheet and future capital requirements.

“Throughout the remainder of Fiscal 2004, we’ll continue to focus on our three fundamental drivers of long-term shareholder value — building solid growth initiatives to expand our market reach, developing a highly responsive and cost efficient infrastructure, and achieving greater financial flexibility to ensure we can return value to our shareholders and respond more aggressively to new market opportunities. We are already seeing great traction in many of our growth platforms and continued operational benefits from our efficiency investments that will benefit future periods. We look forward to exciting developments throughout 2004 and continued execution of our strategic priorities to position IKON as the largest and most effective independent sales and service channel in the document management industry,” concluded Espe.

Financial Analysis
Net Sales of $520.5 million, which includes the sale of copier/printer multifunction equipment, supplies and technology hardware declined by 4.9% from the first quarter of Fiscal 2003. Technology hardware declined by approximately $14 million, as the Company completes the transition to third-party distribution for these computer-related products. Supply sales declined by $13 million, impacted by lower demand for fax and other low-end supplies compared to the prior year. Accounting for approximately 75% of Net Sales, copier/printer revenues were flat compared to the first quarter of Fiscal 2003. Color revenues were exceptionally strong, growing by approximately 45% from the first quarter of Fiscal 2003. In addition, the Company continues to place the largest number of segment 6 Canon imageRUNNER110/150‘s in the industry. Equipment revenues, as a result, have continued to shift to a stronger mix of color and high-end, segment 5 & 6 black & white technologies, which together approached 40% of equipment revenues for the quarter. Gross profit margin on Net Sales declined to 31.0% from 34.2% in the first quarter of Fiscal 2003, due to price competition, product, and customer mix compared to the same period last year, but demonstrated slight improvement from the second half of Fiscal 2003.

Services of $516.9 million, which include revenues from the servicing of copier/printer equipment, and outsourcing and other services, grew by .3% from the first quarter of Fiscal 2003. Revenues from the servicing of copier/printer equipment are linked closely to the number of copies customers generate on copier/printer equipment as well as the price per copy associated with the copier/printer that the copy is generated on. Compared to the first quarter of Fiscal 2003, equipment service revenues declined by 3.8% as growth in total copy volume was offset by price and product mix. Sequentially, equipment service demonstrated a seasonal strengthening, with 2.7% growth from the fourth quarter of Fiscal 2003. Outsourcing and other services grew by 5.8% from the prior year, helped by improving growth in facilities management, IKON’s largest outsourcing offering, and a large, one-time contract in commercial imaging. Gross profit margin on Services of 39.8% remained constant.

Finance Income grew by 4.3% from the prior year to $99.0 million due to continued growth in the lease portfolio throughout Fiscal 2003. In the first quarter of Fiscal 2004, approximately 83% of IKON’s equipment revenues in the U.S. were financed through IKON’s largest leasing subsidiary, IOS Capital, LLC, compared to 78% in the prior year. Portfolio quality at IOS Capital remains stable, with charge-offs and collections in the first quarter showing improvement over the same period in the prior year. Gross profit margin from finance subsidiaries increased to 64.7% for the first quarter, from 58.9% for the same period a year ago due to a continued decline in cost of capital throughout Fiscal 2003.

Selling and Administrative Expenses declined by $7.3 million from the first quarter of the prior year, driven by lower selling expense, and continued expense and headcount controls.

Balance Sheet and Liquidity
Unrestricted cash was $188 million as of December 31, 2003, with cash used for operations in the first quarter totaling approximately $122 million compared to a use of cash in the prior year’s first quarter of $55 million. Capital expenditures on operating rentals and property and equipment, net of proceeds, totaled $13 million for the quarter compared to $19 million for the same period a year ago. Cash performance for the first quarter is in line with the Company’s original full year expectations for cash from operations of $325 to $350 million.

IKON’s Board of Directors approved the Company’s regular quarterly cash dividend of $.04 per common share, payable on March 10, 2004 to holders of record at the close of business on February 23, 2004.

Outlook
“We are energized by our prospects for the future and expect sequential improvement in both revenue and earnings performance, led by strengthening equipment sales. As a result, earnings for the second quarter are expected to be in the range of $.19 to $.22. Of course, all communicated expectations exclude any change in results that could be attributable to the closing of the IOS Capital/GE transaction,” concluded Mr. Espe.

About IKON
IKON Office Solutions (www.ikon.com) integrates imaging systems and services that help businesses manage document workflow and increase efficiency. As the world’s largest independent distribution channel for copier and printer technologies, IKON offers best-in-class systems from leading manufacturers such as Canon, Ricoh and HP and service support through its team of 7,000 service professionals worldwide. IKON also represents the industry’s broadest portfolio of document management services: outsourcing and professional services, on-site copy and mailroom management, fleet management, off-site digital printing solutions, and customized workflow and imaging application development. IKON also provides lease financing services to its customers through its wholly-owned subsidiaries, including IOS Capital, LLC. With Fiscal 2003 revenues of $4.7 billion, IKON has approximately 600 locations throughout North America and Europe.

QUARTERLY EARNINGS CONFERENCE CALL: Additional information regarding the first quarter results and the Company’s outlook for the next quarter and Fiscal 2004 will be discussed on a conference call hosted by IKON at 10:00 a.m. EST on Thursday, January 29, 2004. Please call (719) 867-0700 to participate. The live audio broadcast of the call can be accessed on IKON’s Investor Relations homepage. A complete replay of the conference call will also be available on IKON’s Investor Relations homepage approximately two hours after the call ends through the next quarterly reporting period. To listen, please go to www.ikon.com and click on Investor Relations. Beginning at 1:00 p.m. EST on January 29, 2004 and ending at midnight EST on February 1, 2004, a complete replay of the conference call can also be accessed via telephone by calling (719) 457-0820 and using the access code 650510.

NON-GAAP INFORMATION: In the event any non-GAAP measures are discussed during the conference call, a file will be available, within 24 hours, on the Company’s website, www.ikon.com, that reconciles non-GAAP and GAAP results. The file can be accessed on the Investor Relations home page.

This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our expected second quarter and full fiscal 2004 results, growth in long-term shareholder value and other future growth opportunities, and planned consummation of the IOS Capital/GE transaction. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; the implementation, timing and cost of the e-IKON initiative; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON’s 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

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IKON Office Solutions, Inc.

FINANCIAL SUMMARY (in thousands, except earnings per share)

(unaudited)

                                                                                     First Quarter Fiscal
                                                                        ------------------------------------------
                                                                                2004                      2003
                                                                        -----------------         ----------------

Revenues
Net sales                                                              $         520,536       $          547,175
Services                                                                         516,932                  515,304
Finance income                                                                    99,011                   94,898
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                                                                               1,136,479                1,157,377
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Costs and Expenses

Cost of goods sold                                                               359,278                  359,875
Services costs                                                                   311,197                  310,218
Finance interest expense                                                          34,938                   39,020
Selling and administrative                                                       376,468                  383,794
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                                                                               1,081,881                1,092,907
------------------------------------------------------------------------------------------------------------------

Operating income                                                                  54,598                   64,470
Loss from early extinguishment of debt                                                73                       98
Interest expense, net                                                             10,085                   12,211
----------------------------------------------------------------------- -------------------------------------------

Income before taxes on income                                                     44,440                   52,161
Taxes on income                                                                   16,776                   19,691
-----------------------------------------------------------------------------------------         ----------------
Net income                                                             $          27,664       $           32,470
                                                                        =================         ================

Basic Earnings Per Common Share                                        $      0.19             $            0.23
                                                                        =================         ================

Diluted Earnings Per Common Share                                      $      0.18        (a)  $            0.21   (a)
                                                                        =================         ================

Weighted Average Common Shares Outstanding, Basic                                146,503                  144,164
                                                                        =================         ================

Weighted Average Common Shares Outstanding, Diluted                              169,167                  166,885
                                                                        =================         ================

Operations Analysis:

Gross profit %, net sales                                                            31.0%                    34.2%
Gross profit %, services                                                             39.8%                    39.8%
Gross profit %, finance subsidiaries                                                 64.7%                    58.9%
Total gross profit %                                                                 37.9%                    38.7%
Selling and administrative as a % of revenue                                         33.1%                    33.2%
Operating income as a % of revenue                                                    4.8%                     5.6%

(a) The calculation of diluted earnings per common share for the first quarter of fiscal 2004 and 2003 assumes the conversion of convertible notes issued in
May 2002 by IOS Capital, LLC resulting in 19,960 shares. For purposes of diluted earnings per common share, net income for the first quarter of fiscal 2004 and
2003 includes the add-back of $2,354, representing interest expense, net of taxes, associated with such convertible notes

IKON Office Solutions, Inc.
---------------------------
COMPUTATIONS OF EARNINGS PER COMMON SHARE

(in thousands, except earnings per share)

(unaudited)

                                                                                  Three Months Ended December 31,

                                                  ----------------------------------------------------------------------------------
                                                                 2003                                          2002
                                                  --------------------------------------          ---------------------------------
                                                     Basic                Diluted                   Basic              Diluted
                                                  -------------         -------------           --------------        ------------

Average Shares Outstanding

Common shares                                          146,503               146,503                  144,164             144,164
Convertible notes                                                             19,960                                       19,960
Restricted stock awards                                                          328                                          263
Stock options                                                                  2,376                                        2,498
--------------------------------------------------------------- ---- ---------------- ----- --------------------- ----------------
   Total shares                                        146,503               169,167                  144,164             166,885
--------------------------------------------------------------- ---- ---------------- ----- --------------------- ----------------

Income

Net income                                       $  27,664            $       27,664          $        32,470       $      32,470
Interest on convertible notes, net                                             2,354                                        2,354
--------------------------------------------------------------- ---- ---------------- ----- --------------------- ----------------
Adjusted net income                              $  27,664            $       30,018          $        32,470       $      34,824
--------------------------------------------------------------- ---- ---------------- ----- --------------------- ----------------

--------------------------------------------------------------- ---- ---------------- ----- --------------------- ----------------
EPS                                              $      0.19          $       0.18            $        0.23         $      0.21
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